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                                                                    EXHIBIT 11.1
                                                                TO ANNUAL REPORT
                                                                    ON FORM 20-F

                        GUANGSHEN RAILWAY COMPANY LIMITED

                     CODE OF ETHICS FOR THE SENIOR OFFICERS

            The purpose of this Code of Ethics (hereinafter referred to as the "CODE") is to deter corporate wrongdoing and to promote high standards of ethical conduct.

            The Code complements the Articles of Association, the General Meeting System, the Working Ordinance for the Board of Directors, the Working Ordinance for the Board of Supervisors, the Working Ordinance for the General Manager, the Capital Management Measures, the Investment Management Measures and other rules and regulations of Guangshen Railway Company Limited (hereinafter referred to as the "COMPANY").

1.    APPLICABILITY

            The Code applies to such senior officers of the Company as the General Manager, the Deputy General Manager, the Chief Accountant, the Chief Engineer, the Company Secretary and other leaders of the Company (hereinafter referred to as the "SENIOR OFFICERS").

2.    THE SENIOR OFFICERS SHALL CONDUCT THEMSELVES ETHICALLY AS FOLLOWS:

      2.1   HONEST AND ETHICAL CONDUCT

      The Senior Officers shall comply with and promote compliance with the standards of honest and ethical conduct and comply with the Company's regulations, including the Articles of Association, in all their business activities in their respective roles.

      2.2   ETHICALLY DEALING WITH CONFLICTS OF INTERESTS

      In case there is any conflict of interests between any Senior Officer and the Company or between the personal and professional relationships of any Senior Officer or any Senior Officer has any doubt about any act in the operation and management of the Company, such conflict or doubt shall be handled in an ethical way.

      2.3   TIMELY, ACCURATE AND CREDIBLE DISCLOSURE

      The Company shall establish a Disclosure Committee and appoint the Company

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      Secretary as the officer thereof. The Disclosure Committee shall, according to the requirements of the Disclosure Controls and Procedures of Guangshen Railway Company Limited, promptly and widely collect the information of the Company to facilitate the Board of Directors' decision towards timely, accurate and credible disclosure in the Company's documents to be filed with or submitted to the Securities and Exchange Committee, New York Stock Exchange and the Stock Exchange of Hong Kong. The Senior Officers shall take cautious and proper measures, including those measures set forth in the Disclosure Controls and Procedures of Guangshen Railway Company Limited, to facilitate and ensure that these documents contain timely, accurate and credible disclosure of the Company information.

      2.4.  CONFIDENTIALITY

      The Senior Officers shall maintain and shall cause any other person to maintain, the confidentiality of information entrusted to them by the Company or customers of the Company. Confidential information includes all non-public information that might be of use to competitors, or harmful to the Company or its customers, if disclosed. The obligation to safeguard confidential information continues after employment with the Company ends. However, the information disclosure required by laws, regulations or regulators shall not be subject to this provision.

      2.5.  PROTECTION AND PROPER USE OF COMPANY ASSETS

      The Senior Officers shall protect and shall cause any other person to protect the Company's assets and ensure their efficient use. Theft, carelessness and waste have a direct impact on the Company's profitability. All of the Company's assets shall be used for legitimate business purpose.

      2.6.  COMPLIANCE WITH LAWS AND REGULATIONS

      The Senior Officers shall comply in all their business activities in their respective roles, with all applicable laws and regulations of the People's Republic of China and other laws and regulations, as well as the relevant rules of the New York Stock Exchange and the Stock Exchange of Hong Kong on which the Company's shares are listed.

3. The counsel of the Company shall be responsible for interpreting whether a particular situation or conduct complies with the Code or not, while the Audit Committee of the Company has the right of final interpretation.

4. Determination as to whether a particular situation or conduct complies with the Code or not:

      4.1. Any suspected failures to adhere to, and suspected violations of the Code by or discovered by the Senior Officers, shall be reported to the counsel or the Chairman of

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      the Audit Committee of the Company.

      4.2. The determination about a situation or conduct that obviously and evidently complies with or violates the Code may be made by the counsel of the Company.

      In case of any doubt of the determination made by the counsel, such matter shall be considered and finally determined by the Audit Committee of the Company. The matter shall be prepared for such consideration by other Senior Officers as instructed by the Audit Committee.

      4.3. A situation or conduct that does not obviously and evidently comply with or violate the Code, or conflict with the Company's interests, shall be considered and be finally determined by the Audit Committee.

      The matter shall be prepared for such consideration by the counsel of the Company.

5. For any situation or conduct that is determined to fail to adhere to or violate the Code, the Audit Committee shall impose an appropriate punishment based on the nature and consequence of such situation or conduct.

      The said punishments may include: internal warning, public reprimand, demotion and removal from position.

      An internal warning refers to a warning that is made within the Company. Public reprimand, demotion and removal from position shall be released on the Company's website.

      The punishment of demotion and removal from position should be reported by the Audit Committee to the Board of Directors for consideration.

6. The Audit Committee may authorize its Chairman to resolve a specific matter, or a specific category of matters, pursuant to the Code.

7. Any Senior Officer who is suspected to fail to comply with or to violate the Code, or has any conflict of interests, should parry the consideration and determination with respect thereto during the whole process thereof. Any person who is appointed to be the officer of the Code, or who participates in the determination of the matters in connection with the Code (including the counsel), shall equally comply with this provision.

8. The counsel of the Company shall keep records of all determinations or judgments made by the counsel, Chairman of the Audit Committee and the Audit Committee, as well as any and all of the failures to adhere to or violations of the Code.

9.    The Audit Committee shall be responsible for the amendment to the Code.

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10.   The Code will be published on the Company's website. Any amendment to the
Code will be disclosed in a way similar thereto.

11. The Code is approved and implemented by the Board of Directors of the Company.

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